VIA EDGAR

              Law Offices of Paul, Hastings, Janofsky & Walker LLP
                              345 California Street
                      San Francisco, California 94104-2635
                            Telephone (415) 835-1600
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                              Internet www.phjw.com

                                January 28, 1999


(415) 835-1600                                                       27217.90409
       www.phjw.com


VAM Institutional Funds
90 South Seventh Street, Suite 4300
Minneapolis, MN 55402

Advisors Series Trust
4455 E. Camelback Road, Suite 261E
Phoenix, AZ 85018

       Re: Reorganization of Segall Bryant & Hamill Growth and
           Income Fund, a series of VAM institutional Funds, Inc., into Segall Bryant &Hamill Mid Cap Fund, a series of Advisors Series Trust

Ladies and Gentlemen:

                  You have requested our opinion as counsel for Segall Bryant & Hamill Mid Cap Fund (the "Mid Cap Fund"), a series of Advisors Series Trust, a Delaware business trust (the "Trust"), with respect to certain Federal income tax matters in connection with the reorganization of the Mid Cap Fund and the Segall Bryant & Hamill Growth and Income Fund (the "Fund"), a series of VAM Institutional Funds, Inc. ("VAM Funds"), a Minnesota corporation. This opinion is rendered in connection with the transaction described in the Form of Agreement and Plan of Reorganization as filed in Pre-Effective Amendment No. 1 by Advisors Series Trust on December 14, 1998, by and among VAM Funds, on behalf of the Fund, and the Trust, on behalf of the Mid Cap Fund (the "Reorganization Agreement"), and adopts the applicable defined terms therein.

Advisors Series Trust
January 29, 1999
Page 2 of 7

                  This letter and the opinion expressed herein are for delivery to the Fund and the Mid Cap Fund and may be relied upon only by the Fund and the Mid Cap Fund and by their shareholders. This opinion also may be disclosed by the Fund, the Mid Cap Fund or any shareholder thereof in connection with an audit or other administrative proceeding before the Internal Revenue Service (the "Service") affecting the Fund, the Mid Cap Fund or any shareholder thereof or in connection with any judicial proceeding relating to the Federal, state or local tax liability of the Fund, the Mid Cap Fund or any shareholder thereof.

                  For purposes of this opinion we have assumed the truth and accuracy of the following facts:

                  The Trust was duly organized under the laws of the State of Delaware on October 3, 1996. The Trust is a diversified, open-end management investment company.

                  The Mid Cap Fund is a series of the Trust duly established under the laws of the State of Delaware. The Agreement and Declaration of Trust permits the Board of Trustees to issue an unlimited number of full and fractional shares of beneficial interest, with par value of 0.01 per share, which may be issued in any number of series. The shares of the Mid Cap Fund issued pursuant to the Reorganization Agreement will be fully paid, non-assessable, fully transferable and have full voting rights.

                  VAM Funds is a corporation duly established under the laws of the State of Minnesota in January, 1985. VAM Funds is a diversified, open-end management investment company.

                  The Fund is a series of the Trust duly established under the laws of the State of Minnesota. The shares of the Fund are widely held. The Fund has an authorized capital of an unlimited number of shares of beneficial interests and each outstanding share of the Fund is fully transferable and has full voting rights.

                  The final Agreement and Plan of Reorganization will not differ substantially or in any material respect from the Reorganization Agreement filed in Pre-Effective Amendment No. 1 by Advisors Series Trust on December 14, 1998.

                  For valid business purposes, the following transaction will take place in accordance with the laws of the State of Delaware and pursuant to the Reorganization Agreement:

Advisors Series Trust
January 29, 1999
Page 3 of 7

                  (a) On the date of the closing (the "Closing Date"), VAM Funds will cause the Fund to transfer substantially all of its assets to the Mid Cap Fund. Solely in exchange therefor, the Trust will cause the Mid Cap Fund to assume all of the liabilities of the Fund and to deliver to the Fund a number of shares of voting common stock of the Mid Cap Fund which represents fifty percent or more of the aggregate voting shares of such Mid Cap Fund.

                  (b) VAM Funds will then cause the Fund to liquidate and distribute all of the shares of the Mid Cap Fund to the shareholders of the Fund in proportion to their respective interests in the Fund in exchange for their shares in the Fund.

                  (c) VAM Funds will then cause the Fund to wind up and dissolve as soon as practicable thereafter.

                  In rendering the opinions stated below, we have examined and relied upon the following, assuming the truth and accuracy of any statements contained therein:

                  (1)      The Reorganization Agreement;

                  (2) Such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinions referred to in this letter.

                  For purposes of rendering the opinions stated below, we have, in addition, relied upon the following representations by the Trust on behalf of Mid Cap Fund and by VAM Funds on behalf of the Fund, as applicable:

                  (A) The fair market value of the shares of the Mid Cap Fund received by each shareholder of the Fund will be approximately equal to the fair market value of the shares of the Fund surrendered in the exchange.

                  (B) There is no plan or intention by the shareholders who own five percent or more of the shares of the Fund and to the best knowledge of the management of the Fund, there is no plan or intention on the part of the remaining shareholders of the Fund to sell, exchange, or otherwise dispose of a number of shares of the Mid Cap Fund received in the transaction that would reduce the Fund's shareholders' ownership of the shares of the Mid Cap Fund to a number of shares having a value, as of the date of the transaction, of less than

Advisors Series Trust
January 29, 1999
Page 4 of 7

50 percent of the value of all of the formerly outstanding shares of the Fund as of the same date. For purposes of this representation, shares of the Fund exchanged for cash or other property, surrendered by dissenters, or exchanged for cash in lieu of fractional shares of the Mid Cap Fund have been treated as outstanding shares of the Fund on the date of the transaction. Further, in making this representation, the Fund and the Trust have considered both shares of the Fund and shares of the Mid Cap Fund that were sold, redeemed, or otherwise disposed of by the shareholders of the Fund (except for shares which were required to be redeemed by the Fund or the Mid Cap Fund in the ordinary course of their respective businesses) prior to the transaction.

                  (C) The Mid Cap Fund will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by the Fund immediately prior to the transaction. For purposes of this representation, amounts used by the Fund to pay its reorganization expenses, amounts paid by the Fund to shareholders who receive cash or other property, and all redemptions and distributions (except for distributions and redemptions occurring in the ordinary course of the Fund's business as an investment company) made by the Fund immediately preceding the transfer have been included as assets of the Fund held immediately prior to the transaction.

                  (D) After the transaction, the shareholders of the Fund will be in control of the Mid Cap Fund within the meaning of Section 368(a)(2)(H) of the Internal Revenue Code of 1986, as amended (the "Code"), which provides that control means the ownership of shares possessing at least 50 percent of the total combined voting power of all classes of shares entitled to vote, or at least 50 percent of the total value of all classes of shares.

                  (E) The Mid Cap Fund has no plan or intention to reacquire any of its shares issued in the transaction, except for acquisitions made in the ordinary course of its business as a series of an investment company.

                  (F) The Mid Cap Fund has no plan or intention to sell or otherwise dispose of any of the assets of the Fund acquired in the transaction, except for: (i) dispositions necessary for the Mid Cap Fund to maintain its status as a diversified investment company; and (ii) dispositions made in the ordinary course of its business as a series of an investment company.

Advisors Series Trust
January 29, 1999
Page 5 of 7

                  (G) In pursuance of the plan of reorganization, the Fund will distribute as soon as practicable the shares of the Mid Cap Fund it receives in the transaction.

                  (H) The liabilities of the Fund assumed by the Mid Cap Fund plus the liabilities to which the assets are subject were incurred by the Fund in the ordinary course of its business and are associated with the assets transferred.

                  (I) The fair market value of the assets of the Fund transferred to the Mid Cap Fund will equal or exceed the sum of the liabilities assumed by the Mid Cap Fund, plus the amount of liabilities, if any, to which the transferred assets are subject.

                  (J) The total adjusted basis of the assets of the Fund transferred to the Mid Cap Fund will equal or exceed the sum of the liabilities to be assumed by the Mid Cap Fund, plus the amount of liabilities, if any, to which the transferred assets are subject.
                  (K) Following the transaction, the Mid Cap Fund will continue the historic business of the Fund or use a significant portion of the Fund's historic business assets in a business.

                  (L) At the time of the transaction, the Mid Cap Fund did not and will not have any outstanding warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire shares in the Mid Cap Fund that, if exercised or converted, would affect the Fund's shareholders' acquisition or retention of control of the Mid Cap Fund, as defined in Section 368(a)(2)(H) of the Code, which provides that control means the ownership of shares possessing at least 50 percent of the total combined voting power of all classes of shares entitled to vote, or at least 50 percent of the total value of all classes of shares.

                  (M) There is no intercorporate indebtedness existing between the Fund and the Mid Cap Fund that was issued, acquired, or will be settled at a discount.

                  (N) The Fund and the Mid Cap Fund each meets the requirements of a regulated investment company as defined in Sections 368(a)(2)(F)(i) and
(ii) of the Code.

                  (O) The Fund is not under the jurisdiction of a court in a case under Title 11 of the United States Code or a receivership, foreclosure, or similar proceeding in a Federal or state court.

Advisors Series Trust
January 29, 1999
Page 6 of 7

                  (P) The Mid Cap Fund, the Fund and the shareholders of the Fund will pay their respective expenses, if any, incurred in connection with the transaction.

                  Our opinions set forth in this letter are based upon the Code, regulations of the Treasury Department, published administrative announcements and rulings of the Service and court decisions, all as of the date of this letter. Based on the foregoing facts and representations, and provided that the transaction will take place in accordance with the terms of the Reorganization Agreement, and further provided that the Fund distributes the shares of the Mid Cap Fund received in the transaction as soon as practicable, we are of the opinion that:

                  (1) The transfer by the Fund of substantially all of its assets to the Mid Cap Fund solely in exchange for shares of the Mid Cap Fund and the assumption of the Fund's liabilities, as described above, will be a reorganization within the meaning of Section 368(a)(1)(D) of the Code.

                  (2) No gain or loss will be recognized by the Fund upon the transfer of substantially all of its assets to the Mid Cap Fund in exchange solely for shares of the Mid Cap Fund.

                  (3) No gain or loss will be recognized by the Mid Cap Fund upon the receipt of the assets of the Fund solely in exchange for shares of the Mid Cap Fund.

                  (4) The tax basis of the assets of the Fund in the hands of the Mid Cap Fund will be the same as the tax basis of those assets in the hands of the Fund immediately prior to the transaction.

                  (5) The holding period of the Funds' assets in the hands of the Mid Cap Fund will include the period during which the assets were held by the Fund.

                  (6) No gain or loss will be recognized by any shareholders of the Fund upon exchange of their shares of the Fund for shares of the Mid Cap Fund.

                  (7) The tax basis of the shares of the Mid Cap Fund received by each shareholder of the Fund pursuant to the Reorganization will be the same as the tax basis of the shares of such Fund held by such shareholder immediately prior to the Reorganization.

Advisors Series Trust
January 29, 1999
Page 7 of 7

                  (8) The holding period of the shares of the Mid Cap Fund to be received by each shareholder of the Fund will include the period during which the shares of the Fund exchanged therefor were held by such shareholder.

                  The opinions set forth above represent our conclusions as to the application of Federal income tax law existing as of the date of this letter to the transaction described above, and we can give no assurance that legislative enactments, administrative changes or court decisions may not be forthcoming which would require modifications or revocations of our opinions expressed herein. Moreover, there can be no assurance that positions contrary to our opinions will not be taken by the Service, or that a court considering the issues would not hold contrary to such opinions. Further, all the opinions set forth above represent our conclusions based upon the documents and facts referred to above. Any material amendments to such documents or changes in any significant facts would affect the opinions referred to herein. Although we have made such inquiries and performed such investigation as we have deemed necessary to fulfill our professional responsibilities, we have not undertaken an independent investigation of the facts referred to in this letter.

                  We express no opinion as to any Federal income tax issue or other matter except those set forth above.

                                       Very truly yours,


                                       /s/ Paul, Hastings, Janofsky & Walker LLP